EXHIBIT 4.10

THIRD AMENDMENT TO THE
FIRSTWAVE TECHNOLOGIES, INC.
1993 STOCK OPTION PLAN

               This Third Amendment to the Firstwave Technologies, Inc. 1993 Stock Option Plan (the “Amendment”) is made as of the 2nd day of May 2002, by Firstwave Technologies, Inc., a Georgia corporation (the “Company”).

WITNESSETH:

               WHEREAS, the Company established the Firstwave Technologies, Inc. 1993 Stock Option Plan and amended such plan May 12, 1998 and May 14, 2001(the “Plan”);

               WHEREAS, Section 15 of the Plan permits the Board of Directors of the Company to amend the Plan at any time without shareholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws to which the Company, the Plan, optionees or eligible employees are subject: and

               WHEREAS, the Board of Directors has authorized and directed, subject to such shareholder approval, the increase by 50,000 the total number of Shares which may be granted or awarded under the Plan.

               NOW, THEREFORE, for and in consideration of the foregoing premises, and other good and valuable consideration, the Plan is amended as follows:

3.	By deleting the first sentence of Section 4 and substituting the following:

“The Company has authorized and reserved for issuance upon the exercise of Options and Formula Options pursuant to the Plan an aggregate of 516,667 shares (post-split) of no par value common stock of the Company (the “Shares”).

4.	This Amendment shall be effective as of the date set forth above. Except as hereby amended, the Plan shall remain in full force and effect.

               IN WITNESS WHEREOF, the undersigned does hereby execute this
Amendment as of the date set forth above.

FIRSTWAVE TECHNOLOGIES, INC.

By:	/s/ Richard T. Brock

Richard T. Brock, President and Chief Executive Officer